October 2016 Preliminary Terms No. 1,107 Registration Statement No. 333-200365 Dated October 10, 2016 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

Worst of Fixed Coupon Auto-Callable Securities due October 16, 2018

Payment on the Securities Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index

Principal at Risk Securities

The securities offered are unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document . The securities do not guarantee the repayment of any principal. The securities offer the opportunity for investors to earn a fixed quarterly coupon at an annual rate of 5.50%. In addition, if the index closing value of each of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index on any quarterly redemption determination date (beginning after 6 months) is at or above its respective then-applicable redemption threshold level, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related quarterly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final quarterly coupon, either (i) the stated principal amount, if the final index value of each underlying index is greater than or equal to 65% of its respective initial index value, which we refer to as the respective downside threshold level, or (ii) the stated principal amount multiplied by the index performance factor of the worst performing index, if final index value of any underlying index is less than its downside threshold level. If the securities are not redeemed prior to maturity and the final index value of any underlying index is less than its downside threshold level, investors will be fully exposed to the decline in the worst performing underlying index on a 1-to-1 basis and will receive a payment at maturity that is less than 65% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of any underlying index. The securities are for investors who are willing to risk their principal based on the performance of the worst performing underlying index and who are willing to forgo the opportunity to participate in any appreciation of the underlying indices in exchange for the opportunity to earn interest at a potentially above-market rate. Investors will not participate in the appreciation of any of the underlying indices. Because the payment at maturity on the securities is based on the worst performing underlying index, a decline beyond the respective downside threshold level of any underlying index will result in a significant loss of your investment, even if one or both of the other indices have appreciated or have not declined as much. Investors will therefore be exposed to the risks related to each underlying index. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying indices:	S&P 500® Index (the “SPX Index”), Nikkei 225 Index (the “NKY Index”) and EURO STOXX 50® Index (the “SX5E Index”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	October 10, 2016
Original issue date:	October 17, 2016 (5 business days after the pricing date)
Maturity date:	October 16, 2018
Early redemption:

The securities are not subject to automatic early redemption until approximately six months after the original issue date. If, on any redemption determination date, the index closing value of each underlying index is greater than or equal to its then-applicable redemption threshold level, the securities will be automatically redeemed for an early redemption payment on the fifth business day following the related redemption determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any early redemption date if the index closing value of any underlying index is below its respective then-applicable redemption threshold level on the related redemption determination date.

Early redemption payment:	The early redemption payment will be, in addition to the quarterly coupon with respect to the related quarterly period, an amount equal to the stated principal amount for each security you hold.
Quarterly coupon:	Unless the securities have been previously redeemed, a quarterly coupon at an annual rate of 5.50% (corresponding to approximately $13.75 per quarter per security) is paid on each coupon payment date.
Payment at maturity:

If the securities have not been automatically redeemed prior to maturity, the payment at maturity will be, in addition to the final quarterly coupon, as follows:

If the final index value of each underlying index is greater than or equal to its respective downside threshold level, the stated principal amount

If the final index value of any underlying index is less than its respective downside threshold level, (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 65% of the stated principal amount of the securities and could be zero.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $956.00 per security, or within $10.00 of that estimate. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$	$
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	See “Use of proceeds and hedging” on page 27.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for Auto-Callable Securities dated February 29, 2016               Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

Worst of Fixed Coupon Auto-Callable Securities due October 16, 2018

Payment on the Securities Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index

Principal at Risk Securities

Terms continued from previous page:

Redemption determination dates and redemption threshold levels:	SPX Index Redemption determination dates*	Applicable redemption threshold level
April 7, 2017	2,153.74, which is equal to 100% of the initial index value
July 7, 2017	2,110.665, which is equal to approximately 98% of the initial index value
October 10, 2017	2,067.590, which is equal to approximately 96% of the initial index value
January 9, 2018	2,024.516, which is equal to approximately 94% of the initial index value
April 9, 2018	1,981.441, which is equal to approximately 92% of the initial index value
July 9, 2018	1,938.366, which is equal to 90% of the initial index value

NKY Index Redemption determination dates*	Applicable redemption threshold level
April 7, 2017	16,860.09, which is equal to 100% of the initial index value
July 7, 2017	16,522.888, which is equal to approximately 98% of the initial index value
October 10, 2017	16,185.686, which is equal to approximately 96% of the initial index value
January 9, 2018	15,848.485, which is equal to approximately 94% of the initial index value
April 9, 2018	15,511.283, which is equal to approximately 92% of the initial index value
July 9, 2018	15,174.081, which is equal to 90% of the initial index value

SX5E Index Redemption determination dates*	Applicable redemption threshold level
April 7, 2017	3,000.57, which is equal to 100% of the initial index value
July 7, 2017	2,940.559, which is equal to approximately 98% of the initial index value
October 10, 2017	2,880.547, which is equal to approximately 96% of the initial index value
January 9, 2018	2,820.536, which is equal to approximately 94% of the initial index value
April 9, 2018	2,760.524, which is equal to approximately 92% of the initial index value
July 9, 2018	2,700.513, which is equal to 90% of the initial index value
*The redemption determination dates are subject to postponement for non-index business days and certain market disruption events
Downside threshold level:

With respect to the SPX Index: 1,399.931, which is 65% of its initial index value

With respect to the NKY Index: 10,959.059, which is approximately 65% of its initial index value

With respect to the SX5E Index: 1,950.371, which is approximately 65% of its initial index value

Initial index value:

With respect to the SPX Index: 2,153.74, which is its index closing value on October 7, 2016

With respect to the NKY Index: 16,860.09, which is its index closing value on October 7, 2016

With respect to the SX5E Index: 3,000.57, which is its index closing value on October 7, 2016

Final index value:	With respect to each underlying index, the respective index closing value on the final valuation date
Worst performing underlying:	The underlying index with the largest percentage decrease from the respective initial index value to the respective final index value
Index performance factor:	Final index value divided by the initial index value
Coupon payment dates:	January 18, 2017, April 14, 2017, July 14, 2017, October 17, 2017, January 17, 2018, April 16, 2018 and July 16, 2018; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that, if the securities are automatically redeemed, the quarterly coupon for the related quarterly period will be paid on the date on which the early redemption payment is made; and provided further that the quarterly coupon with respect to the final valuation date will be paid on the maturity date
Final valuation date:	October 9, 2018, subject to postponement for non-index business days and certain market disruption events.
CUSIP / ISIN:	61761JZ36 / US61761JZ365
Listing:	The securities will not be listed on any securities exchange.

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Principal at Risk Securities

Investment Summary

Worst of Fixed Coupon Auto-Callable Securities

Principal at Risk Securities

Worst of Fixed Coupon Auto-Callable Securities due October 16, 2018 All Payments on the Securities Based on the Worst Performing of the S&P 500® Index, Nikkei 225 Index and the EURO STOXX 50® Index (the “securities”) and do not guarantee the repayment of any principal. The securities offer the opportunity for investors to earn a fixed quarterly coupon at an annual rate of 5.50%. In addition, if the index closing value of each of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index on any quarterly redemption determination date (beginning after 6 months) is at or above its respective then-applicable redemption threshold level, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related quarterly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final quarterly coupon, either (i) the stated principal amount, if the final index value of each underlying index is greater than or equal to 65% of its respective initial index value, which we refer to as the respective downside threshold level, or (ii) the stated principal amount multiplied by the index performance factor of the worst performing index, if final index value of any underlying index is less than its downside threshold level. If the securities are not redeemed prior to maturity and the final index value of any underlying index is less than its downside threshold level, investors will be fully exposed to the decline in the worst performing underlying index on a 1-to-1 basis and will receive a payment at maturity that is less than 65% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of any underlying index. The securities are for investors who are willing to risk their principal based on the performance of the worst performing underlying index and who are willing to forgo the opportunity to participate in any appreciation of the underlying indices in exchange for the opportunity to earn interest at a potentially above-market rate. Investors will not participate in the appreciation of any of the underlying indices. Because the payment at maturity on the securities is based on the worst performing underlying index, a decline beyond the respective downside threshold level of any underlying index will result in a significant loss of your investment, even if one or both of the other indices have appreciated or have not declined as much. Investors will therefore be exposed to the risks related to each underlying index.

Maturity:	Approximately 2 years
Quarterly coupon:	Unless the securities have been previously redeemed, a quarterly coupon at an annual rate of 5.50% (corresponding to approximately $13.75 per quarter per security) is paid on each coupon payment date.
Automatic early redemption on or after April 7, 2017:	Starting on April 7, 2017, if the index closing value of each underlying index is greater than or equal to its then-applicable redemption threshold level (as set forth herein) on any quarterly redemption determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly coupon with respect to the related quarterly interest period. No further payments will be made on the securities once they have been redeemed.
Payment at maturity:

If the securities have not been automatically redeemed prior to maturity, the payment at maturity will be, in addition to the final quarterly coupon, as follows:

If the final index value of each underlying index is greater than or equal to its respective downside threshold level, investors will receive the stated principal amount.

If the final index value of any underlying index is less than its downside threshold level, investors will receive a payment at maturity equal to the stated principal amount times the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 65% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

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Principal at Risk Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $956.00, or within $10.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the quarterly coupon rate, the redemption threshold levels and the downside threshold levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed quarterly coupon at an annual rate of 5.50%. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable quarterly coupon, and the payment at maturity will vary depending on the final index value of each underlying index, as follow:

Scenario 1: The securities are redeemed prior to maturity

On any redemption determination date, the index closing value of each underlying index is greater than or equal to its respective then-applicable redemption threshold level.

•     The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the quarterly coupon for the related quarterly period. No further payments will be made on the securities once they have been redeemed.

•     Investors will not participate in any appreciation of any underlying index.

Scenario 2: The securities are not redeemed prior to maturity, and investors receive principal back at maturity

The securities are not automatically redeemed prior to maturity, and the final index value of each underlying index is greater than or equal to its respective downside threshold level.

•     The payment due at maturity will be (i) the stated principal amount plus (ii) the quarterly coupon for the final quarterly period.

•     Investors will not participate in any appreciation of any underlying index.

Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity

The securities are not automatically redeemed prior to maturity, and the final index value of any underlying index is less than its respective downside threshold level.

•     The payment due at maturity will be, in addition to the final quarterly coupon, an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing index.

•     Investors will lose a significant portion, and may lose all, of their principal in this scenario.

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Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities are redeemed early and the payment at maturity, if any. The following examples are for illustrative purposes only. Whether the securities are redeemed early will be determined by reference to the index closing value of each underlying index on the quarterly redemption determination dates, and the payment at maturity, if any, will be determined by reference to the final index value of each underlying index on the final valuation date. The actual initial index value, redemption threshold levels and downside threshold level for each underlying index are set forth on the cover hereof. All payments on the securities are subject to the credit risk of Morgan Stanley. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms:

Quarterly Coupon:	5.50% per annum (corresponding to approximately $13.75 per quarter per security)
Automatic Early Redemption (starting in April 2017):	If the index closing value of each underlying index is greater than or equal to its respective then-applicable redemption threshold level on any quarterly redemption determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly coupon with respect to the related quarterly period.
Payment at Maturity (if the securities have not been automatically redeemed early):

If the securities have not been automatically redeemed prior to maturity, the payment at maturity will be, in addition to the final quarterly coupon, as follows:

If the final index value of each underlying index is greater than or equal to its respective downside threshold level, the stated principal amount.

If the final index value of any underlying index is less than its downside threshold level, the stated principal amount multiplied by the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 65% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	With respect to the SPX Index: 2,000 With respect to the NKY Index: 16,000 With respect to the SX5E Index: 3,000
Hypothetical Downside Threshold Level:

With respect to the SPX Index: 1,300, which is 65% of the hypothetical initial index value for such index

With respect to the NKY Index: 10,400, which is 65% of the hypothetical initial index value for such index

With respect to the SX5E Index: 1,950, which is 65% of the hypothetical initial index value for such index

Hypothetical Redemption Threshold Levels:	With respect to the SPX Index: Redemption Determination Date 1	2,000, which is equal to 100% of the initial index value
	Redemption Determination Date 2	1,960, which is equal to 98% of the initial index value
	Redemption Determination Date 3	1,920, which is equal to 96% of the initial index value
	Redemption Determination Date 4	1,880, which is equal to 94% of the initial index value
	Redemption Determination Date 5	1,840, which is equal to 92% of the initial index value
	Redemption Determination Date 6	1,800, which is equal to 90% of the initial index value
	With respect to the NKY Index: Redemption Determination Date 1	16,000, which is equal to 100% of the initial index value
	Redemption Determination Date 2	15,680, which is equal to 98% of the initial index value
	Redemption Determination Date 3	15,360, which is equal to 96% of the initial index value

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Principal at Risk Securities

Redemption Determination Date 4	15,040, which is equal to 94% of the initial index value
Redemption Determination Date 5	14,720, which is equal to 92% of the initial index value
Redemption Determination Date 6	14,400, which is equal to 90% of the initial index value

With respect to the SX5E Index: Redemption Determination Date 1	3,000, which is equal to 100% of the initial index value
Redemption Determination Date 2	2,940, which is equal to 98% of the initial index value
Redemption Determination Date 3	2,880, which is equal to 96% of the initial index value
Redemption Determination Date 4	2,820, which is equal to 94% of the initial index value
Redemption Determination Date 5	2,760, which is equal to 92% of the initial index value
Redemption Determination Date 6	2,700, which is equal to 90% of the initial index value

* The actual quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 basis. The quarterly coupon of $13.75 is used in these examples for ease of analysis.

How to determine whether the securities are redeemed early:

	Index Closing Value			Early Redemption Amount*
	SPX Index	NKY Index	SX5E Index
Redemption Determination Date 1	1,900 (below the then-applicable redemption threshold level)	15,600 (below the then-applicable redemption threshold level)	2,800 (below the then-applicable redemption threshold level)	N/A
Redemption Determination Date 2	2,100 (at or above the then-applicable redemption threshold level)	15,600 (at or above the then-applicable redemption threshold level)	2,920 (below the then-applicable redemption threshold level)	N/A
Redemption Determination Date 3	2,100 (at or above the then-applicable redemption threshold level)	15,600 (at or above the then-applicable redemption threshold level)	2,920 (at or above the then-applicable redemption threshold level)	$1,013.75 (the stated principal amount plus the quarterly coupon for the related quarterly interest period)

*The Early Redemption Amount includes the unpaid quarterly coupon for the related quarterly interest period.

If, on any redemption determination date, the index closing value of each underlying index is greater than or equal to its respective then-applicable redemption threshold level, the securities will be automatically redeemed for an early redemption payment on the fifth business day following the related redemption determination date.

On redemption determination date 1, each underlying index closes below its respective then-applicable redemption threshold level. Therefore, the securities are not redeemed early on such redemption determination date.

On redemption determination date 2, two underlying indices close at or above their respective then-applicable redemption threshold levels, but the other underlying index closes below its respective then-applicable redemption threshold level. Therefore, the securities are not redeemed early on such redemption determination date.

On redemption determination date 3, each underlying index close at or above its respective then-applicable redemption threshold level. Accordingly, the securities are automatically redeemed following such determination date. You will receive the early redemption payment, calculated as follows:

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Stated principal amount + quarterly coupon = $1,000 + $13.75 = $1,013.75

Investors do not participate in the appreciation of any of the underlying indices, and no further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early if the index closing value of any of the underlying indices is less than its respective then-applicable redemption threshold level on the related redemption determination date.

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

In the following examples, the index closing value of one or more of the underlying indices is less than its respective then-applicable redemption threshold level on each redemption determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Final Index Value			Payment at Maturity (in addition to the quarterly coupon of $13.75 with respect to the final quarterly interest period)
	SPX Index	NKY Index	SX5E Index
Example 1:	1,500 (at or above the downside threshold level)	12,100 (at or above the downside threshold level)	3,100 (at or above the downside threshold level)	The stated principal amount
Example 2:	900 (below the downside threshold level)	8,000 (below the downside threshold level)	2,500 (at or above the downside threshold level)	$1,000 x index performance factor of the worst performing underlying index = $1,000 x (900 / 2,000) = $450
Example 3:	2,500 (at or above the downside threshold level)	18,000 (at or above the downside threshold level)	1,200 (below the downside threshold level)	$1,000 x (1,200 / 3,000) = $400
Example 4:	900 (below the downside threshold level)	10,000 (below the downside threshold level)	900 (below the downside threshold level)	$1,000 x (900 / 3,000) = $300
Example 5:	600 (below the downside threshold level)	8,000 (below the downside threshold level)	1,200 (below the downside threshold level)	$1,000 x (600 / 2,000) = $300

In example 1, the final index value of each underlying index is at or above its respective downside threshold level. Therefore, investors receive at maturity the stated principal amount of the securities (in addition to the final quarterly coupon payment).

In examples 2, the final index value of one underlying index is at or above its downside threshold level, but the final index values of both of the other underlying indices are below their downside threshold levels. Therefore, investors are exposed to the downside performance of the worst performing underlying index at maturity and receive at maturity an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index (in addition to the final quarterly coupon payment).

In examples 3, the final index values of two underlying indices are at or above their downside threshold levels, but the final index value of the other underlying index is below its downside threshold level. Therefore, even though two of the underlying indices have appreciated in value, investors are exposed to the downside performance of the worst performing underlying index at maturity and receive at maturity an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index (in addition to the final quarterly coupon payment).

Similarly, in examples 4 and 5, the final index value of each underlying index is below its respective downside threshold level, and investors receive at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying index. In example 4, the SPX Index has declined 55% from its initial index value to its final index value, the NKY Index has declined 37.5% from its initial index value to its final index value and the SX5E Index has declined 70% from its initial index value to its final index value. Therefore, the payment at maturity equals the stated principal amount multiplied by the index performance factor of the SX5E Index, which is the worst performing underlying index in this example (in addition to the final quarterly coupon payment). In example 5, the SPX Index has declined 70% from its initial index value to its final index value, the NKY Index has declined 50% from its initial index value to its final index value and the SX5E Index has declined 60% from its initial

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Principal at Risk Securities

index value. Therefore, the payment at maturity equals the stated principal amount times the index performance factor of the SPX Index, which is the worst performing underlying index in this example (in addition to the final quarterly coupon payment).

If the final index value of ANY underlying index is below its respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying index at maturity, and your payment at maturity will be less than $650 per security and could be zero (in addition to the final quarterly coupon payment).

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Risk Factors

The following is a list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of any principal. If the securities have not been automatically redeemed prior to maturity, and if the final index value of any underlying index is less than its downside threshold level of 65% of its initial index value, you will be exposed to the decline in the value of the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis, and you will receive for each security that you hold at maturity, in addition to the final quarterly coupon, an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index. In this case, the payment at maturity will be less than 65% of the stated principal amount and could be zero.

▪	You are exposed to the price risk of each underlying index. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. If the securities have not been automatically redeemed early and any underlying index has declined to below its respective downside threshold level as of the final valuation date, you will be fully exposed to the decline in the worst performing underlying index over the term of the securities on a 1-to-1 basis, even if one or both of the other underlying indices have appreciated or have not declined as much. Under this scenario, the value of any such payment will be less than 65% of the stated principal amount and could be zero. Accordingly, your investment is subject to the price risk of each underlying index.

▪	Investors will not participate in any appreciation in any underlying index. Investors will not participate in any appreciation in any underlying index from the initial index value for such index, and the return on the securities will be limited to the quarterly coupon that is paid for each quarterly interest period until maturity or automatic early redemption.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of each underlying index on any day, including in relation to its respective redemption threshold level, initial index value and downside threshold level, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying indices,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of each underlying index,

o	dividend rates on the securities underlying the underlying indices,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying indices and changes in the constituent stocks of such indices, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

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Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if any underlying index has closed near or below its downside threshold level, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of any underlying index based on its historical performance. The value of any underlying index may decrease below the downside threshold level for such index on the final valuation date so that you will lose more than 35% or all of your initial investment in the securities. There can be no assurance that the index closing value of each underlying index will be at or above the respective downside threshold level on the final valuation date so that you do not suffer a significant loss on your initial investment in the securities. See “S&P 500® Index Overview,” “Nikkei 225 Overview” and “EURO STOXX 50® Index Overview” below.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, upon early redemption or on any coupon payment date, and therefore you are subject to the credit risk of Morgan Stanley. The securities are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. As the Nikkei 225 Index and the EURO STOXX 50® Index are two of the underlying indices, the securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	Not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the securities will not participate in any positive performance of any underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute any underlying index.

▪	Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. In addition, due to the redemption threshold level feature, it is possible that the securities will be redeemed even when the index closing value of each underlying index is less than the respective initial index value. If the securities are redeemed prior to maturity, you will receive no more quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first six months of the term of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2-year term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the

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securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the securities. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final valuation date approaches. Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other

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businesses. Any of these hedging or trading activities on or prior to October 7, 2016 could have increased the initial index value of an underlying index, and, therefore, could have increased (i) the redemption threshold levels, which are the levels at or above which such underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying indices), (ii) and the downside threshold level for such underlying index, which is the level at or above which such underlying index must close on the final valuation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the securities could affect the value of an underlying index on the redemption determination dates and the final valuation date, and, accordingly, whether we redeem the securities prior to maturity, and if the securities are not automatically redeemed, the payment at maturity, if any (depending also on the performance of the other underlying indices).

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial index value, redemption threshold levels and downside threshold level for each underlying index, will determine whether the securities will be redeemed on any early redemption date and the payment at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see "Description of Auto-Callable Securities—Postponement of Determination Dates," "—Alternate Exchange Calculation in Case of an Event of Default,” "—Discontinuance of Any Underlying Index; Alternation of Method of Calculation” and "—Calculation Agent and Calculations" in the accompanying product supplement In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on a redemption determination date and/or the final valuation date, the determination of whether the securities will be redeemed and/or the amount payable at maturity, if any, will be based on the value of such underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, as compared to the then-applicable redemption threshold level or downside threshold level, as applicable (depending also on the performance of the other underlying indices).

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “Additional Provisions―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Provisions―Tax considerations”), in exchange for a cash amount based on the performance of the underlyings, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue

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Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Provisions―Tax considerations—FATCA Legislation”). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on October 7, 2016:

Bloomberg Ticker Symbol:	SPX	52 Week High (on 8/15/2016):	2,190.15
Current Index Value:	2,153.74	52 Week Low (on 2/11/2016):	1,829.08
52 Weeks Ago:	1,995.83

The following graph sets forth the daily index closing values of the SPX Index for the period from January 1, 2011 through October 7, 2016. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the SPX Index for each quarter for the period from January 1, 2011 through October 7, 2016. The index closing value of the SPX Index on October 7, 2016 was 2,153.74. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The SPX Index has experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Index Closing Values January 1, 2011 to October 7, 2016

* The red line in the graph indicates the downside threshold level of 1,399.931, which is 65% of the initial index value.

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S&P 500® Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter (through October 7, 2016)	2,161.20	2,150.49	2,153.74

License Agreement between Morgan Stanley and Standard & Poor’s Financial Services LLC

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. See “S&P 500® Index” in the accompanying index supplement.

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Nikkei 225 Index Overview

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970. The 225 companies included in the Nikkei 225 Index are divided into six sector categories: technology, financials, consumer goods, materials, capital goods/others and transportation and utilities. For additional information about the Nikkei 225 Index, see the information set forth under “Nikkei 225 Index” in the accompanying index supplement.

Information as of market close on October 7, 2016:

Bloomberg Ticker Symbol:	NKY	52 Week High (on 12/1/2015):	20,012.40
Current Index Value:	16,860.09	52 Week Low (on 6/24/2016):	14,952.02
52 Weeks Ago:	18,322.98

The following graph sets forth the daily index closing values of the NKY Index for the period from January 1, 2011 through October 7, 2016. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the NKY Index for each quarter for the period from January 1, 2011 through October 7, 2016. The index closing value of the NKY Index on October 7, 2016 was 16,860.09. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The NKY Index has experienced periods of high volatility, and you should not take the historical values of the NKY Index as an indication of its future performance.

NKY Index Daily Index Closing Values January 1, 2011 to October 7, 2016

* The red line in the graph indicates the downside threshold level of 10,959.059, which is approximately 65% of the initial index value.

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Nikkei 225 Index	High	Low	Period End
2011
First Quarter	10,857.53	8,605.15	9,755.10
Second Quarter	10,004.20	9,351.40	9,816.09
Third Quarter	10,137.73	8,374.13	8,700.29
Fourth Quarter	9,050.47	8,160.01	8,455.35
2012
First Quarter	10,255.15	8,378.36	10,083.56
Second Quarter	10,109.87	8,295.63	9,006.78
Third Quarter	9,232.21	8,365.90	8,870.16
Fourth Quarter	10,395.18	8,534.12	10,395.18
2013
First Quarter	12,635.69	10,395.18	12,397.91
Second Quarter	15,627.26	12,003.43	13,677.32
Third Quarter	14,808.50	13,338.46	14,455.80
Fourth Quarter	16,291.31	13,853.32	16,291.31
2014
First Quarter	16,291.31	14,008.47	14,827.83
Second Quarter	15,376.24	13,910.16	15,162.10
Third Quarter	16,374.14	14,778.37	16,173.52
Fourth Quarter	17,935.64	14,532.51	17,450.77
2015
First Quarter	19,754.36	16,795.96	19,206.99
Second Quarter	20,868.03	19,034.84	20,235.73
Third Quarter	20,841.97	16,930.84	17,388.15
Fourth Quarter	20,012.40	17,722.42	19,033.71
2016
First Quarter	19,033.71	14,952.61	16,758.67
Second Quarter	17,572.49	14,952.02	15,575.92
Third Quarter	17,081.98	15,106.98	16,449.84
Fourth Quarter (through October 7, 2016)	16,899.10	16,598.67	16,860.09

License Agreement between Nikkei Digital Media, Inc. and Morgan Stanley

As of the original issue date, we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the securities. Nikkei, the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei has no relationship to us or the securities; it does not sponsor, endorse, authorize, sell or promote the securities, and has no obligation or liability in connection with the administration, marketing or trading of the securities or with the calculation of the return on your investment. For more information, see “Nikkei 225 Index—License Agreement between Nikkei Digital Media, Inc. and Morgan Stanley” in the accompanying index supplement.

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EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on October 7, 2016:

Bloomberg Ticker Symbol:	SX5E	52 Week High (on 11/30/2015):	3,506.45
Current Index Value:	3,000.57	52 Week Low (on 2/11/2016):	2,680.35
52 Weeks Ago:	3,226.40

The following graph sets forth the daily index closing values of the SX5E Index for the period from January 1, 2011 through October 7, 2016. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the SX5E Index for each quarter for the period from January 1, 2011 through October 7, 2016. The index closing value of the SX5E Index on October 7, 2016 was 3,000.57. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SX5E Index has experienced periods of high volatility, and you should not take the historical values of the SX5E Index as an indication of its future performance.

SX5E Index Daily Index Closing Values January 1, 2011 to October 7, 2016

* The red line in the graph indicates the downside threshold level of 1,950.371, which is approximately 65% of the initial index value.

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EURO STOXX 50® Index	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter (through October 7, 2016)	3,029.50	2,998.50	3,000.57

License Agreement between STOXX Limited and Morgan Stanley

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Quarterly
Underlying index publishers:

With respect to the SPX Index, S&P Dow Jones Indices LLC and any successor thereof

With respect to the NKY Index, Nikkei Inc. and any successor thereof

With respect to the SX5E Index, STOXX Limited and any successor thereof

Record date:	The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.
Downside threshold level:	The accompanying product supplement refers to the downside threshold level as the “trigger level.”
Day count convention:	30/360
Postponement of coupon payment dates (including the maturity date):	If any scheduled coupon payment date (including the maturity date) is not a business day, the applicable payment will be made on the next succeeding business day, and no adjustment will be made to any payment made on that postponed date.
Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•     purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•     hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities or commodities;

•     investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts; or

•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the

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securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)    a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the underlyings; and

(ii)    a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, a portion of the coupon on the securities will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Put Right (the “Put Premium”). The Yield on the Deposit will be determined by us as of the pricing date and set forth in the applicable pricing supplement.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

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•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. To the extent attributable to the Yield on the Deposit, coupon payments on the securities should generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Underlyings upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the securities), plus the total Put Premium received by the U.S. Holder over the term of the securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement. Upon the sale or exchange of a security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the securities for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise. The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the security, will be treated as short-

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term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to treat a security or the Deposit as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing. Furthermore, if the securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the securities or the Deposit would generally be treated as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities. Alternatively, the entire coupon on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Other alternative characterizations are also possible. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The

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amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussion below regarding FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•     the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•     the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•     the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•     the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a security under current law should generally be the same as those described immediately above under current law, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the securities.

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Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the securities is unclear, you should assume that any coupon payment on the securities will be treated in whole or in part as subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto,

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constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to October 7, 2016, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the stocks constituting the underlying indices and in futures and/or options contracts on the underlying indices. Such purchase activity could have increased the initial index value of an underlying index, and, as a result, could have increased (i) the redemption threshold levels, which are the levels at or above which such underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying indices), (ii) and the downside threshold level for such underlying index, which is the level at or above which such underlying index must close on the final valuation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying indices). These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final valuation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of such underlying index on the redemption determination dates and final valuation date, and, accordingly, whether we redeem the securities prior to maturity, and the amount of cash you receive at maturity, if any (depending also on the performance of the other underlying indices).

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA

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Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or

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Worst of Fixed Coupon Auto-Callable Securities due October 16, 2018

Payment on the Securities Based on the Worst Performing of the S&P 500® Index, the Nikkei 225 Index and the EURO STOXX 50® Index

Principal at Risk Securities

representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $          for each security they sell.

MS & Co. is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated February 29, 2016

Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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